Pine Valley Commercial Banking Centre

4499 Highway 7 At Pine Valley Drive 2nd Floor

Vaughan, ON

L4L 9A9

Telephone No.: (905) 264-6723

Fax No.: (905) 851 8209

October 22, 2020

RENIN CANADA CORP.

RENIN US LLC

110 Walker Drive

Brampton, Ontario

L6T 4H6

Attention:   Joe Ruffo, President and Chief Executive Officer

Dear Sir,

We are pleased to offer the Borrower the following credit facilities (the "Facilities"), subject to the following terms and conditions.  This Agreement amends and restates our agreement dated June 5th, 2020 and its predecessors.

BORROWER

RENIN CANADA CORP.

(“Borrower A” or "RENIN CA")

RENIN US LLC

(“Borrower B” or "RENIN US")

GUARANTORS

RENIN HOLDINGS LLC

(“Guarantor A” or "HOLDINGS")

LENDER

The Toronto-Dominion Bank (herein referred to as the "Bank", the “Lender”, “TD” or “TD Bank”), through its Pine Valley branch, in Vaughan, ON.

CREDIT LIMIT

1 (A) (B)

The lesser of:

i) USD$20,000,000 «or its CAD$ Equivalent», AND

ii) The Total of

A) 85% of the Receivable Value, (net of discounts, rebates, over 90 day accounts, related party accounts and holdbacks) for Canadian and US companies with satisfactory Investment Grade credit ratings to the Bank, where “Investment Grade” refers to a company that maintains at least one rating of at least BBB-/Baa3 with S&P or Moody’s credit ratings services

AND

B) 80% of the Receivable Value (net of discounts, rebates, over 90 day accounts,  related party accounts and holdbacks) for Canadian and US companies not included in paragraph A) above,

AND

C) 60% of the Inventory Value except that the amount calculated under (C) will not exceed USD$10,000,000.  Inventory Value to include raw materials and finished goods and goods in transit (GIT)* (to a maximum of USD$5,000,000), and to be net of returned inventory, defective inventory, damaged goods, inventory held outside Canada & USA, obsolete inventory, unsaleable inventory, GIT in excess of the above maximum limit and Slow-Moving Inventory**. For clarity, Inventory Value to be held in a warehouse where the Bank holds a landlord waiver, otherwise a deduction of three (3) months rent will be taken.

*GIT will be excluded from Inventory Value unless the Borrower obtains a marine/freight cargo policy with TD as loss payee.

** “Slow-Moving Inventory” is defined as inventory where part number has not been sold for greater than 12 months

In addition, the Credit Limit of Facility #1 is to be capped monthly to the lower of $ USD 20,000,000 and the previous month’s borrowing base coverage (forward margining).

2 (A)

USD$30,000,000 «or its CAD$ Equivalent», as reduced pursuant to the section headed "Repayment and Reduction of Amount of Credit Facility".

Unless stated otherwise, all amounts referred to this Agreement are in United States Dollars/USD.

TYPE OF CREDIT

AND BORROWING

OPTIONS

1 (A) (B)

Operating Loan available at the Borrower's option by way of:

-	Prime Rate Based Loans in CAD$ ("Prime Based Loans")
-	Bankers Acceptances in CAD$ ("B/As")
-	United States Base Rate Loans in USD$ ("USBR Loans")
-	London Interbank Offered Rate Loans in USD$ ("LIBOR Loans")
-	Letters of Credit in CAD$ or USD$ ("L/Cs")
-	Stand-by Letters of Guarantee in CAD$ or USD$ ("L/Gs")

2 (A)

Committed Reducing Term Facility (Single Draw) available at the Borrower's option by way of:

-	Floating Rate Term Loan available by way of:
-	Prime Rate Based Loans in CAD$ ("Prime Based Loans")
-	Bankers Acceptances in CAD$ ("B/As")
-	United States Base Rate Loans in USD$ ("USBR Loans")
-	London Interbank Offered Rate Loans in USD$ ("LIBOR Loans")

PURPOSE

1 (A) (B)

To finance working capital and to partially finance the acquisition of the assets of Colonial Elegance Inc. by RENIN CA (the “Colonial Elegance Acquisition”) on the closing date thereof (the “Acquisition Closing Date”).

2 (A)

Financing of the Colonial Elegance Acquisition

TENOR

1 (A) (B)	Committed.
2 (A)	Committed.

CONTRACTUAL TERM

1 (A) (B)	Up to 5 years from the Acquisition Closing Date (the “Maturity Date”)
2 (A)	Up to 5 years from the Acquisition Closing Date (the “Maturity Date”)

AMORTIZATION

1 (A)(B))

Not Applicable

2) (A)

96 month(s) on a sculpted basis as per the table of Scheduled Payments in the “Repayment and Reduction of Amount of Credit Facility” Section below

INTEREST RATES AND FEES

1(A) (B)

2 (A)

Advances under the Facilities shall bear interest as follows with "Leverages" based on the Total Leverage Ratio (as hereinafter defined) and reset with quarterly results as set forth below.

Leverages	Prime Plus	BA/LIBOR Plus	LC/LG Fee	USBR Plus	Standby Fee
<2.5x	1.375%	2.875%	2.875%	1.00%	0.575%
≥2.5x and ≤ 3.00x	1.725%	3.125%	3.125%	1.25%	0.625%
>3.00x	1.875%	3.375%	3.375%	1.50%	0.675%
Default Pricing	3.875%	5.375%	5.375%	3.50%	1.075%

The applicable Leverage for each type of Loan or Fee will vary based on changes to the ratio of Total Leverage Ratio from time to time, and such changes to the Leverage shall be effective as of the third Business Day  following the date the compliance certificate for such fiscal quarter is delivered to the Lender. In the event the Bank does not receive a compliance certificate for any fiscal quarter that has ended on the date required pursuant to this Agreement (the “Delivery Default Date”), the applicable Leverage for each Loan and Fee from and after the Delivery Default Date and for the subsequent fiscal quarters shall increase to the “Default Pricing” level as set out in the table above until such time as a new compliance certificate is delivered supporting an alternative level.  The Leverage level applicable on the date hereof shall be the highest level,  >3.00x. In addition, if an Event of Default occurs, the applicable Leverage for each Loan and Fee from and after the date of such Event of Default shall increase to the “Default Pricing” level as set out in the table above until such time as such Event of Default has been waived by the Lender or has been cured to the Lender’s satisfaction.

For all Facilities, interest payments will be made in accordance with Schedule "A" attached hereto unless otherwise stated in this Letter or in the Rate and Payment Terms Notice applicable for a particular drawdown.  Information on interest rate and fee definitions, interest rate calculations and payment is set out in the Schedule "A" attached hereto.

STANDBY FEE

Standby Fee on Committed Operating Loan under Facility 1 (A) (B).  On the third Business Day following the last Business Day of March, June, September, and December, in each year, the Borrower shall pay to the Bank a standby fee in an amount equal to the above mentioned grid percentage per annum calculated on the daily average amount of the undrawn portion of Facility 1 during the fiscal quarter just ended.

LIBOR Discontinuation

If the Bank determines (which determination shall be conclusive absent manifest error) that:

(a)

adequate and reasonable means do not exist for ascertaining LIBOR, LIBOR is not available or published on a current basis for a LIBOR Loan or for the applicable interest period and such circumstances are unlikely to be temporary;

(b)

the administrator of LIBOR or a governmental authority having jurisdiction over the administrator of LIBOR has made a public statement identifying a specific date after which LIBOR will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(c)

a governmental authority having jurisdiction over the Bank has made a public statement identifying a specific date after which LIBOR shall no longer be permitted to be used for determining the interest rate of loans (each such specific date in clause (b) above and in this clause (c) a “LIBOR Scheduled Unavailability Date”); or

(d)

loans similar to this Facility are currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then reasonably promptly after such determination by the Bank, the Bank shall provide notice to the Borrower of  a successor rate to LIBOR, and the Bank and the Borrower agree that this Agreement shall be automatically amended 30 days after such notice is sent to the Borrower  to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar United States Dollars denominated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate conforming changes to this Agreement and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the thirtieth   day after the Bank shall have provided such amendment to the Borrower. If no LIBOR Successor Rate has been determined and the circumstances above exist or a LIBOR Scheduled Unavailability Date has occurred (as applicable), the Bank will promptly so notify the Borrower. Thereafter, the obligation of the Bank to make or maintain LIBOR Loans shall be suspended (to the extent of the affected LIBOR Loans or interest periods). Upon receipt of such notice, the Borrower may revoke any pending request for an advance of, conversion to or rollover of LIBOR Loans (to the extent of the affected LIBOR Loans or interest periods) or, failing that, will be deemed to have converted such request into a request for an advance of US Base Rate Loans (subject to the foregoing) in the amount specified therein. Notwithstanding anything else herein, any definition of the LIBOR Successor Rate (exclusive of any margin) shall provide that in no event shall such LIBOR Successor Rate be less than zero for the purposes of this Agreement.

The Bank does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to LIBOR or the LIBOR Successor Rate including without limitation, whether the composition or characteristics of the LIBOR Successor Rate, will be similar to, or produce the same value or economic equivalence of, LIBOR or have the same volume or liquidity as did LIBOR prior to its discontinuance or unavailability.

WORK FEE

Non-refundable USD $50,000.00 work fee was paid upon acceptance of the term sheet.

UPFRONT FEE

One-time non-refundable fee equal to USD $ 325,000.00 (being 13 bps per year of the aggregate commitments under the Facilities for each of the five years) shall be payable by the Borrower to the Bank in two installments.  The first installment of USD $162,500 shall be payable by the Borrower on the Acquisition Closing Date and will be withheld from the first advance under Facility 2. The second installment of USD $162,500 shall be payable by the Borrower on January 1, 2021.  Notwithstanding such payment in installments, the upfront fee shall be deemed to be fully earned by the Bank on the Acquisition Closing Date.

DRAWDOWN

1 (A) (B)

Subject to satisfaction of Disbursement Conditions, on a revolving basis.

L/C and L/G on a revolving basis, limited to USD $1,500,000 + 1 year term

LIBOR Loans for periods up to a maximum of 90 days, subject to availability, with minimum drawdown of USD $1,000,000 and multiples of US$100,000 thereafter

B/A availability to a maximum of 90 days with minimum drawdown of CAD $1,000,000 and multiples of CAD $100,000 thereafter.

2 (A)

Subject to satisfaction of Disbursement Conditions. The term loan will be available by way of a single drawdown (the “drawdown") prior to October 30, 2020 after which any amount not drawn is cancelled.

Amounts repaid may not be redrawn.

Notice periods, minimum amounts of draws, interest periods and contract maturity for LIBOR Loans, terms for Banker's Acceptances and other similar details are set out in the Schedule "A" attached hereto.

BUSINESS CREDIT

SERVICE

The Borrower will have access to the Operating Loan (Facility 1) via Loan Account Number 1890-9529209 (the "Loan Account") up to the Credit Limit of the Operating Loan by withdrawing funds from the Borrower's current account number 1890-5292117 (the "Current Account"). The Borrower agrees that each advance from the Loan Account will be in an amount equal to CAD $10,000 (the "Transfer Amount") or a multiple thereof. If the Transfer Amount is NIL, the Borrower agrees that an advance from the Borrower's Loan Account may be in an amount sufficient to cover the debits made to the Current Account.

The Borrower agrees that:

 a) all other overdraft privileges which have governed the Borrower's Current Account are hereby cancelled.

 b) all outstanding overdraft amounts under any such other agreements are now included in indebtedness under this Agreement.

The Bank may, but is not required to, automatically advance the Transfer Amount or a multiple thereof or any other amount from the Loan Account to the Current Account in order to cover the debits made to the Current Account if the amount in the Current Account is insufficient to cover the debits. The Bank may, but is not required to, automatically and without notice apply the funds in the Current Account in amounts equal to the Transfer Amount or any multiple thereof or any other amount to repay the outstanding amount in the Loan Account.

For clarity, the aggregate of (i) the total of USD$ loans and CAD equivalent of USBR Loans under the Operating Loan via overdrafts under the “Overdrafts” Section below, (ii)  the total of all advances made to the Borrowers under this “Business Credit Service” Section, and (iii) all other credit accommodation received by and loans made to the Borrowers under the Operating Loan cannot exceed the limits defined under the Credit Limit for Facility #1 above.

OVERDRAFTS

The Borrower will have access to USBR Loans under the Operating Loan (Facility #1) via overdraft from current account number 7323688 at Branch 1890 and current account number 7321995 1890 up to a maximum of USD$20,000,000 in the aggregate. The total of USD$ loans and CAD equivalent of USBR Loans under the Operating Loan via overdrafts cannot exceed the limits defined under the Credit Limit for Facility #1 above.

For clarity, the aggregate of (i) the total of USD$ loans and CAD equivalent of USBR Loans under the Operating Loan via overdrafts pursuant to this Section, (ii)  the total of all advances made to the Borrowers under the “Business Credit Service” Section described above, and (iii) all other credit accommodation received by and loans made to the Borrowers under the Operating Loan cannot exceed the limits defined under the Credit Limit for Facility #1 above.

REPAYMENT AND REDUCTION OF AMOUNT OF CREDIT FACILITY

1(A) (B)

Draws and Repayments to fluctuate as a traditional operating facility, subject to mandatory prepayments required to comply with Credit Limits and other covenants hereunder and subject to no Event of Default having occurred and be continuing.

L/C and L/G upon payout or cancellation by the beneficiary.

The Borrower shall repay on the Maturity Date (i) all outstanding loans, advances, and other credit accommodation drawn under Facility 1, and all accrued and unpaid interest, fees and charges relating thereto, and (ii) any other amounts of principal, interest, fees, charges and other expenses remaining unpaid under this Agreement.

2 (A)

Scheduled Repayments:

The Borrower shall repay the principal amount advanced under Facility #2 by way of quarterly principal installments in each Year aggregating to annual payments as follows:

Year 1: 7.5% of the original principal amount of the single Advance under Facility 2.

Year 2: 10% of the original principal amount of the single Advance under Facility 2.

Year 3: 12.5% of the original principal amount of the single Advance under Facility 2.

Year 4: 15% of the original principal amount of the single Advance under Facility 2.

Year 5: 17.5% of the original principal amount of the single Advance under Facility 2.

The Borrower shall make a final bullet payment on the Maturity Date equal to the aggregate of (i) 37.5% of the original principal amount of the single Advance under Facility 2, and all accrued and unpaid interest, fees and charges relating thereto, and (ii) any other amounts of principal, interest, fees, charges and other expenses remaining unpaid under this Agreement.

For the purposes of this Section, “Year” shall mean a one year period commencing on the Acquisition Closing Date and each anniversary thereof, with quarterly principal installments to occur on December 31, March 31, June 30 and September 30 in each such Year, with the first such principal installment for Year 1 to be made on December 31, 2020.

PREPAYMENT

1 (A) (B)

Permitted in whole or in part at any time; B/A's and LIBOR Loans may not be prepaid.

2(A)

Optional Prepayments:

No restriction or prepayment penalties (subject to breakage costs if applicable).  B/A's and LIBOR Loans may not be prepaid

SECURITY

Unless otherwise indicated or agreed upon with the Bank, the following security shall be provided, shall support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank's standard form, supported by resolutions and solicitor's opinion, all acceptable to the Bank.

a) General Security Agreement ("GSA") issued by HOLDINGS representing a first charge on all the Borrower's present and after acquired personal property.  – To Be Obtained

b) GSA issued by RENIN CA representing a first charge on all the Borrower's present and after acquired personal property.  – On Hand

c) US Security Agreement issued by RENIN US representing first charge on all present and after acquired personal property. UCC filing/registered in Florida and Mississippi. To be guided by lawyer acting for the Bank. - On Hand

d) US Security Agreement issued by HOLDINGS representing first charge on all present and after acquired personal property. UCC filing/registered in Florida and Mississippi. To be guided by lawyer acting for the Bank. – On Hand

e) GSA issued by RENIN US representing a first charge on all the Borrower's present and after acquired personal property. – On Hand

f) Section 427 Bank Act Security/Notice of Intention issued by RENIN CA registered in first position in Ontario – On Hand

g) Pledge Agreement issued by BBX CAPITAL, INC. re 100% of the uncertificated membership interests and other equity interests of HOLDINGS held by it (the “BBX Pledge Agreement”) - To Be Obtained

h) Share Pledge Agreement issued by HOLDINGS re 100% of the shares, membership unit interests and other equity interests of RENIN CA and RENIN US held by it, together with delivery of the applicable share certificates and stock powers of attorney - To Be Obtained

i) Unlimited Guarantee of Advances in support of RENIN US

- Executed by RENIN CA  – On Hand

j) Unlimited Guarantee of Advances in support of RENIN CA

- Executed by HOLDINGS  – On Hand

k) Unlimited Guarantee of Advances in support of RENIN US

- Executed by HOLDINGS  – On Hand

l) Unlimited Guarantee of Advances in support of RENIN CANADA CORP

- Executed by RENIN US – On Hand

m) Assignment of Account Receivable Insurance (Non-EDC) from RENIN CA – To be Obtained

n) Assignment of Fire Insurance with Business Interruption Insurance, TD Loss Payee from RENIN CA – To be Obtained

o) Assignment of Fire Insurance with Business Interruption Insurance, TD Loss Payee from RENIN US. – To be Obtained

p) Assignment of Marine/Freight Insurance in the amount of USD $5,000,000 issued by RENIN CA, RENIN US, and HOLDINGS - To Be Obtained

q) Landlord's Letter of Non-Disturbance / Landlord's Waiver from Landlord RENIN CA re Brampton, Ontario Location– On Hand

r) Landlord's Letter of Non-Disturbance / Landlord's Waiver from Landlord of RENIN US re Tupelo, Mississippi Location – On Hand

s) Landlord's Letter of Non-Disturbance / Landlord's Waiver from Landlord of RENIN CA re Berthierville, Quebec - To Be Obtained

t) Landlord's Letter of Non-Disturbance / Landlord's Waiver from Landlord of Colonial Elegance Inc., Colonial Elegance Inc., as lessee and RENIN CA, as sublessee, re Montreal, Quebec - To Be Obtained

u) Assignment (by way of security) to TD Bank of the Asset Purchase Agreement between Colonial Elegance Inc. and RENIN CA, together with the Representations and Warranties Insurance Policy being delivered thereunder, with such assignment consented to by Colonial Elegance Inc. – To Be Obtained

v) Movable Hypothec from RENIN CA covering all assets in Quebec being acquired from Colonial Elegance Inc. – To Be Obtained

w) Acknowledgment, Confirmation and Amendment of Existing Guarantees and Security from each of RENIN CA, RENIN US and HOLDINGS, one of each applicable governing law jurisdiction. – To Be Obtained

x) Security Agreements or Notices thereof charging the Borrowers’ and HOLDINGS’ Intellectual Property in all applicable jurisdictions for registration at CIPO and USPTO and any other applicable international jurisdiction offices, including all Intellectual Property acquired as part of the Colonial Elegance Acquisition – To Be Obtained

y) Such other security as may be determined by the Bank from its due diligence review.

All persons and entities required to provide a guarantee shall be referred to in this Agreement individually as a "Surety" and/or "Guarantor" and collectively as the "Guarantors";

All of the above security and guarantees shall be referred to collectively in this Agreement as "Bank Security".

DISBURSEMENT

CONDITIONS

Unless otherwise indicated or agreed upon with the Bank, the obligation of the Bank to permit any drawdown hereunder is subject to the Standard Disbursement Conditions contained in Schedule "A" and the following additional drawdown conditions:

Delivery to the Bank of the following, all of which must be satisfactory to the Bank:

1)

Satisfactory loan documentation, including all documentation to satisfy the Bank's regulatory requirements (KYC/AML), this Agreement, security, legal opinions, inter-creditor agreement (if any), in form and substance satisfactory to the Lender and its counsel

2)

Satisfactory review of the acquisition documents (including Colonial Elegance Asset Purchase Agreement, non-competition agreement, employment contracts with top management and key employees (Luc Olivier, Eric Labelle and Robert Perreault), and consulting agreements with Pierot Drouin and Real Charbonneau) and satisfactory confirmation that all of the purchased assets of Colonial Elegance Inc. are or will be transferred to RENIN CA free and clear of all encumbrances  (subject to liens covered by satisfactory payout letters and undertakings to discharge) following the closing of the Colonial Elegance Acquisition, and receipt of certified copies of all such documents

3)

Pro-forma compliance certificate including detailed covenant calculations based on trailing twelve months (“TTM”) results for the period ended one month prior to closing and projected debt to be drawn, with the proforma Total Leverage Ratio not to exceed 3.40x at closing

4)	Confirmation of USD $5,000,000.00 cash equity injection from BBX Capital, Inc. into HOLDINGS
5)	Any/all regulatory approvals required to be on hand relating to the Colonial Elegance Acquisition or otherwise
6)	No material adverse change, payment of all fees and expenses
7) 8) 9) 10) 11) 12) 13) 14) 15)

Borrowers Environmental and Social Risk Questionnaire to be completed by the Borrower

PPSA Registrations in British Columbia and Ontario against RENIN CA; RPMRR registrations in Quebec against RENIN CA; PPSA Registrations in Ontario against RENIN US and HOLDINGS; UCC registrations as required against RENIN US, HOLDINGS and BBX Capital, Inc. as determined by US counsel

Receipt of certified copies of satisfactory leases of the Colonial Elegance premises locations in Berthierville and Montreal being assumed or sublet by RENIN CA

Certificates of Insurance from all applicable insurance brokers evidencing the existence of all current property, liability, accounts receivable and marine/freight insurance and TD’s interest as first mortgagee, first loss payee and an addition insured thereunder.

Such PPSA estoppel letters, Payout Letters to Secured Creditors of Colonial Elegance Inc., and all such other documents, instruments and agreements as may be deemed necessary by counsel to the Bank following its due diligence review and searches.

Corporate Org Chart updated for all of the Renin and BBX entities both pre and post-acquisition and any change resulting from the USD$5,000,000 cash equity injection from BBX Capital, Inc.

Confirmation of no outstanding shareholder loans or inter-company loans within the Renin entities.

Site Visit to be performed by the Bank (virtual site visit to be considered).

Management prepared consolidated financial statements for HOLDINGS for the TTM period ended August 31, 2020 prior to the Acquisition Closing Date.

REPRESENTATIONS

AND WARRANTIES

All representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect.  The Borrower makes the Standard Representations and Warranties set out in Schedule "A" and in addition the following representations which shall apply to it and to its subsidiaries and each of the Guarantors:

1)The current beneficial and registered ownership of each of RENIN CA, RENIN US and HOLDINGS are as set out in the corporate organization chart attached as Schedule “B”.

POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrowers will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule "A" and in addition will:

1)	Provide notice of material events (environmental, litigation, etc.) to the Lender.
2)	Maintain all operating accounts at The Toronto-Dominion Bank.
3) 4)

Provide a guarantee and security agreement executed by Renin UK Corp. if its EBITDA is greater than 5% of either the revenue of the Renin Group, the Consolidated EBITDA as defined in Financial Covenant 2, or the asset value of the Renin Group.

Prior to completion of any Permitted Change in Control, the Borrowers and the Renin Group shall  execute and deliver, and cause all necessary third parties involved in such Permitted Change in Control to execute and deliver, to the Bank all required documents, instruments, agreements, identification verification forms and other materials as may be required for compliance with all of the Bank KYC/AML requirements in effect at the time of such Permitted Change in Control.

REPORTING COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrowers will provide to the Bank:

1)

Annual audited consolidated financial statements for HOLDINGS to be provided within 120 calendar days of fiscal year end.  Annual financial statements to be accompanied by a compliance certificate with detailed covenant calculation reconciliations.

2)

An aged accounts receivable, accounts payable and inventory listing to be provided monthly by the Borrowers with details on holdbacks, raw materials, work in progress, inventory in transit and finished goods. Monthly reporting to be accompanied by a compliance certificate provided within 20 days of each month end.

3)

Annual financial projections and financial covenant calculations on a consolidated basis for the upcoming fiscal year within 45 days after each fiscal year end. Financial projections are to be completed on a quarterly basis and are to include a balance sheet, income statement, and cash flow statement.

4)	Annual management prepared financial statements for RENIN CA to be provided within 120 calendar days of fiscal year end.
5)	Annual management prepared financial statements for RENIN US to be provided within 120 calendar days of fiscal year end.
6) 7) 8)

Quarterly management prepared consolidated financial statements for HOLDINGS (including balance sheet, income statement & cash flow statement) to be provided within 45 days of each quarter end. Quarterly financial statements must reflect fiscal year to date results and rolling four quarter results and be accompanied by a compliance certificate with detailed covenant calculation reconciliations.

Annual and Quarterly Schedule of leases and adjustments related to US GAAP (ASC 842) within 45 days of fiscal quarter end and 120 days of fiscal year end.

Annual management prepared financial statements for RENIN UK CORP. to be provided within 120 calendar days of fiscal year end.

All references herein to “Renin Group” or to the financial statements of RENIN CA or others being calculated on a consolidated basis shall mean and refer to the financial performance of RENIN CA, RENIN UK CORP., RENIN US and HOLDINGS collectively.

The Accounting Principles set out below shall apply to all deliveries contemplated by these Reporting Covenants.

ACCOUNTING PRINCIPLES

(1) Where the character or amount of any asset or liability or item of revenue or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement or any loan document, such determination or calculation will, to the extent applicable and except as otherwise specified herein or as otherwise agreed in writing by the parties, be made in accordance with US GAAP applied on a consistent basis.

(2) If at any time any change in US GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, and either the Borrowers or the Bank shall so require, the Bank and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in US GAAP;

provided that, until so amended, (i) such ratio or replacement shall continue to be computed in accordance with US GAAP prior to such change therein and

(ii) the Borrowers shall provide to the Bank financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in US GAAP.

(3) For the avoidance of doubt, any operating lease obligations that would be classified as a Capital Lease Obligation in accordance with US GAAP or otherwise reflected on the Borrowers’

consolidated balance sheet, shall be excluded from the definition of indebtedness for borrowed money and shall not constitute indebtedness but shall be treated as operating leases.

(4)   “Capital Lease Obligation” of any person means the obligation of such person, as lessee, to pay rent or other payment amounts under a lease of (or other agreement conveying the right to use)

real or personal property which is required to be classified and accounted for as a capital lease or a liability on a consolidated balance sheet of such person (a “Capital Lease”).

NEGATIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Negative Covenants set out in Schedule "A".  In addition, the Borrowers will not and will ensure that their subsidiaries and each of the Guarantors will not:

1)

Make any Distributions* (i) if an Event of Default is continuing or will occur on a pre and post payment basis; and (ii) if the Total Leverage Ratio is >2.75x on a pre and post payment basis.

* “Distributions” are defined as dividends, share redemptions, repayment of shareholder or related party loans, and advances to shareholders or related parties.

For clarity, the USD $1,000,000 Distribution made by Holdings to BBX Capital, Inc. on December 31, 2019 will be excluded from this covenant and from any Financial Covenants as outlined in this Agreement.

2)

[Deleted].

3)

[Deleted].

4)

Make any investment to and/or provide financial assistance to non-Guarantors except up to USD$2,500,000, without duplication of any permitted threshold level of action permitted in the Standard Negative Covenants in Schedule “A”.

5)

[Deleted].

6)

[Deleted].

7)

Provide any loans, advances of other forms of financial assistance in any form to Renin UK Corp.

8)

Make any Distributions of any kind to Renin UK Corp. at any time, nor pay any dividends to or make any shareholder loan repayments to Renin UK Corp. at any time.

PERMITTED LIENS

Permitted Liens as referred to in Schedule "A" or in this Agreement shall refer to:

1)

Purchase Money Security Interests in equipment which Purchase Money Security Interests exist on the date of this Agreement ("Existing PMSIs") which are known to the Bank and all future Purchase Money Security Interests on equipment acquired to replace the equipment under Existing PMSIs, provided that the cost of such replacement equipment may not exceed the cost of the equipment, and further provided that the aggregate of all such existing and future Purchase Money Security Interests shall not exceed a maximum of USD$2,500,000 at any time during the term of this Agreement;

FINANCIAL COVENANTS

All Financial Covenants to be determined on a consolidated basis in accordance with US GAAP (provided that with respect to any lease that would in accordance with US GAAP be determined to be an operating lease as of the Acquisition Closing Date, the Borrowers shall continue to treat such lease as an operating lease and not a capital lease notwithstanding any changes to US GAAP in regards to accounting for leases, including regardless of whether such lease was entered into prior to or at any time after the Acquisition Closing Date)

The Borrowers and the Renin Group agree that at all times:

the consolidated Renin Group and tested quarterly on a rolling four quarter basis. .
1)

Its maximum Total Funded Debt to Consolidated Adjusted EBITDA Ratio ("Total Leverage Ratio") of the Renin Group shall not exceed 3.50x at any time on or after the Acquisition Closing Date, stepping down to not exceed:

- 3.25x on December 31, 2020, and all times thereafter, further stepping down to not exceed

- 3.00x on December 31, 2021 and all times thereafter.

To be calculated based on the consolidated Renin Group and tested quarterly on a rolling four quarter basis.

“Total Funded Debt” is defined as all debts and liabilities for borrowed money including liabilities in respect of BAs/LIBOR and Letters of Credit/Guarantee, capital leases, contingent guarantees.

“Consolidated Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, plus/(minus) extraordinary losses/(gains), non-cash losses/(gains), plus the following:

(a) Normalization adjustments at closing up to USD $167,000 as supported by the September 2020 KPMG quality of earnings report;

(b) Non-recurring and identifiable expenses up to USD $1,000,000 incurred in connection with the Colonial Elegance Acquisition;

(c) Unrealized cost synergies expected to be realized within 24 months from closing (to be reasonably identifiable and factually supportable) up to USD $2,800,000.

Note the aggregate of (a), (b) and (c) not to exceed 25% of Consolidated Adjusted EBITDA for such period.

For clarity purposes, the historical EBITDA of Colonial Elegance Inc. (“CE”) shall be added back to Consolidated Adjusted EBITDA as follows:

a.  Q4 2020 :  CE EBITDA of 9.5 months from January 1, 2020 to October 15, 2020

b.  Q1 2021 :  CE EBITDA of 6.5 months from April 1, 2020 to October 15, 2020

c.  Q2 2021 :  CE EBITDA of 3.5 months from July 1, 2020 to October 15, 2020

d.  Q3 2021 :  CE EBITDA of 0.5 months from October 1, 2020 to October 15, 2020

CE EBITDA as per the Compliance Certificate provided by the Borrowers on the Acquisition Closing Date is as follows:

1.  Q1 2020 (January 1, 2020 to March 31, 2020 – CAD$2,700,000

2.  Q2 2020 (April 1, 2020 to June 30, 2020 – CAD$1,913,000

3.  Q3 2020 until the Acquisition Closing Date:

a.  July 2020 – CAD$745,000

b.  August 2020 – CAD$885,000

c.  September 2020 Projected – CAD$983,000

d.  October 2020 Projected – CAD$983,000

2)

A minimum Fixed Charge Coverage Ratio (“FCCR”) of not less than 1.10x is to be maintained by the Renin Group at all times

To be calculated based on the consolidated financial results of the Renin Group tested quarterly on a rolling four quarter basis.

FCCR is defined as:

(Consolidated Adjusted EBITDA - Cash Taxes - Unfinanced Capex – Distributions) / Scheduled Principal + Interest

Unfinanced Capex shall be calculated as total capital expenditures net of long-term debt advanced in support of such expenditures and proceeds from the sale of fixed assets.  For greater certainty, Unfinanced Capex will exclude all Capex incurred in the Fiscal Year 2020 from the rolling quarterly Unfinanced Capex figure up to USD$6,627,000 deemed one-time for the Fiscal Year 2020.

Principal and Interest to be annualized for the first-year post closing.

The Accounting Principles set out above shall apply to the calculation of all Financial Covenants.

EVENTS OF

DEFAULT

Subject to the cure periods provided in this Agreement or agreed with the Bank, the Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the Standard Events of Default contained in Schedule "A" attached hereto and after any one of the following additional events of default (each an “Event of Default”):

1)

Change in control of any of the Borrowers or HOLDINGS where (i) the Controlling Shareholders do not have direct or indirect voting control of such Borrower or HOLDINGS, and (ii) such change has not been consented to by the Bank (such consent not to be unreasonably withheld).

Notwithstanding the foregoing, if as a result of a change in control of a Borrower or HOLDINGS, the Controlling Shareholders of BBX Capital, Inc. have direct or indirect voting control of such Borrower or HOLDINGS (a “Permitted Change in Control”), an Event of Default shall not be triggered.

“Controlling Shareholders” shall refer to Alan B. Levan, Jarett S. Levan, John E. Abdo and/or Seth M. Wise (each, a “Specified Person”) and any person or entity based on any transfer for estate planning purposes to one or more family members of any Specified Person or one or more trust, limited liability company, partnership or other vehicles for the benefit of any Specified Person or family member of any Specified Person.

For the purposes of this definition, “control” (including with correlative meanings the terms “controlled by” and “controls”) means the direct or indirect possession by a person or persons of:

(i) power to vote 50.1% or more of the securities (on a fully diluted basis) or other equity or membership interests of another person having ordinary voting power for the election of directors or managing general partners or members;

(ii) power to direct or cause the direction of the management and policies of another person whether by contract or otherwise; or

(iii) beneficial ownership of 50.1% or more of any class of voting stock of another person or 50.1% or more of all outstanding equity interests or other interests of such other person.

CROSS DEFAULT

a)

Cross-default between the TD credit Facilities and any Permitted Indebtedness

b)

Cross-default to any other indebtedness of the Borrowers and Guarantors to the Bank or any of the Bank’s affiliates or subsidiaries in excess of USD $1,000,000.

ANCILLARY

FACILITIES

As at the date of this Agreement, the following uncommitted ancillary products are made available. These products may be subject to other agreements.

3 (A) (B)

TD Visa Business card (or cards) for an aggregate amount of CAD $300,000.

4 (A)

Spot Foreign Exchange Facility which allows the Borrower to enter into USD $2,000,000 for settlement on a spot basis.

4 (B)

Spot Foreign Exchange Facility which allows the Borrower to enter into USD $2,000,000 for settlement on a spot basis.

5 (A) (B)

Certain treasury products, such as forward foreign exchange transactions, and/or interest rate and currency and/or commodity swaps.

The Borrower agrees that treasury products will be used to hedge its risk and will not be used for speculative purposes.

The paragraph headed "FX CLOSE OUT" as set out in Schedule "A" shall apply to FX Transactions.

For the Borrower's information only, the Bank advises the Borrower that, as at the day of this Agreement only, the Bank would, if requested by the Borrower, make available to the Borrower forward foreign exchange contracts in an aggregate amount of up to USD $6,000,000 for periods of up to 12 months.  This limit and term is subject to change at any time at the discretion of the Bank and without prior notice to the Borrower.  The Borrower must contact the Bank from time to time, to obtain information about the Borrower's then current forward foreign exchange limit.

LANGUAGE

PREFERENCE

This Agreement has been drawn up in the English language at the request of all parties.(Cet acte a été rédigé en langue anglaise à la demande de toutes les parties.)

SCHEDULE "A" -

STANDARD TERMS

AND CONDITIONS

Schedule "A" sets out the Standard Terms and Conditions ("Standard Terms and Conditions") which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

AMENDMENTS TO SCHEDULE "A" -

STANDARD TERMS

AND CONDITIONS

The following Sections in the Standard Terms and Conditions have been amended for this transaction:

Standard Representations and Warranties 6(f)

Standard Negative Covenants 8(b), (c) and (g)

Standard Events of Default 10(d) and (i)

Acceleration 11

Changing the Agreement 15(a) re Committed Line

F/X Close-out 24

Miscellaneous 27(iii), (v)

NOTICE

Any notice, request or other communication hereunder to any of the parties hereto shall be in writing and be well and sufficiently given if delivered personally or sent by prepaid registered mail to its address to the number and to the attention of the person set forth below:

In the case of the Borrowers, a single notice to:

Renin Canada Corp.
110 Walker Drive
Brampton, Ontario
L6T 4H6

Attention:Joe Ruffo, President and Chief Executive Officer
Email Address:joseph.ruffo@renin.com

In the case of the Lender, to:

The Toronto-Dominion Bank
4499 Highway 7 At Pine Valley Drive
2nd Floor
Vaughan, Ontario
L4L 9A9

Attention: Krystal Van Westerop

Email:                krystal.vanwesterop@td.com

The Lender will provide to BBX Capital, Inc., at the address set out below, a copy of each written notice sent or given by the Lender to the Borrowers in respect of the occurrence of a default by the Borrowers under the terms of the Loan Agreement:

BBX Capital, Inc.

401 E. Las Olas Blvd., Suite 800

Fort Lauderdale, FL 33301

Attention : Brett Sheppard - Chief Financial Officer

Email: bsheppard@bbxcapital.com

Further provided that the covenant to provide copies of notices as described above shall only apply for so long as the Controlling Shareholders control BBX Capital, Inc., and BBX Capital, Inc. maintains a controlling interest in the Borrowers and Renin Holdings LLC.

For clarity, it is further acknowledged that the Lender shall not be required to provide BBX Capital, Inc. with notice of any telephone conversation between the Lender and the Borrowers concerning or addressing any default or Event of Default under the Loan Agreement.

Any such notice shall be deemed to be given and received, if delivered by hand, when delivered, and if mailed, by certified or registered mail, shall be deemed to have been given when received, unless an interruption of postal services occurs or is continuing on or within the three Business Days after the date of mailing in which case the notice shall be deemed to have been received on the third Business Day after postal service resumes. Any party may by notice to the other, given as aforesaid, designate a changed address.

Notices and other communications to the Lender, the Borrowers and any Guarantor and any other person may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) and any such notice shall be deemed received upon the sender’s receipt of an acknowledgement from the intended  recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement).

Remainder of Page Intentionally Left Blank.  Signature Pages follow.]

We trust you will find these facilities helpful in meeting your ongoing financing requirements.  We ask that if you wish to accept this offer of financing (which includes the Standard Terms and Conditions), please do so by signing and returning the attached duplicate copy of this letter to the undersigned.  This offer will expire if not accepted in writing and received by the Bank on or before October 22, 2020

Yours truly,

THE TORONTO-DOMINION BANK

/s/Ryan Avery                                                             /s/ Krystal Van Westrop

Ryan Avery District Vice President	Krystal Van Westrop Senior Manager, Commercial Services

TO THE TORONTO-DOMINION BANK:

RENIN CANADA CORP., and RENIN US LLC hereby accepts the foregoing offer this 22 day of October, 2020. The Borrower confirms that, except as may be set out above, the credit facility(ies) detailed herein shall not be used by or on behalf of any third party.

RENIN CANADA CORP.

/s/Joseph Ruffo Signature

Joseph Ruffo
Chief Executive Officer
________________________________ Print Name & Position

RENIN US LLC
/s/Joseph Ruffo Signature

Joseph Ruffo
Chief Executive Officer
________________________________ Print Name & Position

cc. Guarantor(s)

The Bank is providing the guarantor(s) with a copy of this letter as a courtesy only.  The delivery of a copy of this letter does not create any obligation of the Bank to provide the guarantor(s) with notice of any changes to the credit facilities, including without limitation, changes to the terms and conditions, increases or decreases in the amount of the credit facilities, the establishment of new credit facilities or otherwise.  The Bank may, or may not, at its option, provide the guarantor(s) with such information, provided that the Bank will provide such information upon the written request of the guarantor.

Receipt acknowledged this 22 day of October, 2020

RENIN HOLDINGS LLC

/s/Joseph Ruffo Signature

Joseph Ruffo
Chief Executive Officer
________________________________ Print Name & Position

SCHEDULE A

STANDARD TERMS AND CONDITIONS

1. INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum for CAD B/As is based on a 365 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.  The Stamping Fee rate per annum for USD B/As is based on a 360 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

CDOR means, for any day, the annual rate for B/As denominated in Canadian Dollars for a specified term that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on such day (or, if such day is not a Business Day, then on the immediately preceding Business Day).

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

If Prime Rate, CDOR, LIBOR, USBR or any other applicable base rate is less than zero, such base rate shall be deemed to be zero for purposes of this Agreement.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

2. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily (including February 29 in a leap year) and payable monthly in arrears based on the number of days the subject loan is outstanding unless otherwise provided in the Rate and Payment Terms Notice.  Interest is charged on February 29 in a leap year.

The Stamping Fee is calculated based on the amount and the term of the B/A and is payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank's then prevailing B/A discount rate for CAD B/As or USD B/As as the case may be, for the specified term of the B/A less the B/A Stamping Fee. If the B/A discount rate (or the rate used to determine the B/A discount rate) is less than zero, it shall instead be deemed to be zero for purposes of this Agreement.

Interest on LIBOR Loans and CDOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR or CDOR interest period, as applicable.

L/C and L/G fees are payable at the time and as required under the Operating Line and as set out in the Letter of Credit Indemnity Agreement applicable to the issued L/C or L/G.

Interest on Fixed Rate Term Loans is compounded monthly and payable monthly in arrears unless otherwise provided in the Rate and Payment Terms Notice.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied first in payment of costs and expenses, then interest and fees and the balance, if any, shall be applied in reduction of principal.

For loans not secured by real property, all overdue amounts of principal and interest and all amounts outstanding in excess of the Credit Limit shall bear interest from the date on which the same became due or from when the excess was incurred, as the case may be, until the date of payment or until the date the excess is repaid at the Bank's standard rate charged from time to time for overdrafts, or such lower interest rate if the Bank agrees to a lower interest rate in writing.  Nothing in this clause shall be deemed to authorize the Borrower to incur loans in excess of the Credit Limit.

If any provision of this Agreement would oblige the Borrower to make any payment of interest or other amount payable to the Bank in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Bank of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by the Bank of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to the Bank which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

3. DRAWDOWN PROVISIONS

Prime Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in this Agreement. The Borrower shall provide the Bank with 3 Business Days' notice of a requested Prime Based Loan or USBR Loan over $1,000,000.

B/As

The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder.  The Bank shall have the discretion to restrict the term or maturity dates of B/As. In no event shall the term of the B/A exceed the Contractual Term Maturity Date or Maturity Date, as applicable. Except as otherwise stated in this Agreement, the minimum amount of a drawdown by way of B/As is $1,000,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Days' notice of a requested B/A drawdown.

The Borrower shall pay to the Bank the full amount of the B/A at the maturity date of the B/A.

The Borrower appoints the Bank as its attorney to and authorizes the Bank to (i) complete, sign, endorse, negotiate and deliver B/As on behalf of the Borrower in handwritten form, or by facsimile or mechanical signature or otherwise, (ii) accept such B/As, and (iii) purchase, discount, and/or negotiate B/As.

LIBOR and CDOR

The Borrower shall advise the Bank of the requested LIBOR or CDOR contract maturity period. The Bank shall have the discretion to restrict the LIBOR or CDOR contract maturity. In no event shall the term of the LIBOR or CDOR contract exceed the Contractual Term Maturity Date. Except as otherwise stated in this Agreement, the minimum amount of a drawdown by way of a LIBOR Loan or a CDOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Days' notice of a requested LIBOR Loan or CDOR Loan.

L/C and/or L/G

The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A, LIBOR and CDOR - Conversion

Any portion of any B/A, LIBOR or CDOR Loan that is not repaid, rolled over or converted in accordance with the applicable notice requirements hereunder shall be converted by the Bank to a Prime Based Loan effective as of the maturity date of the B/A or the last day in the interest period of the LIBOR or CDOR contract, as applicable. The Bank may charge interest on the amount of the Prime Based Loan at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity.  Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

B/A, LIBOR and CDOR – Market Disruption

If the Bank determines, in its sole discretion, that a normal market in Canada for the purchase and sale of B/As or the making of CDOR or LIBOR Loans does not exist, any right of the Borrower to request a drawdown under the applicable borrowing option shall be suspended until the Bank advises otherwise. Any drawdown request for B/As, LIBOR or CDOR Loans, as applicable, during the suspension period shall be deemed to be a drawdown notice requesting a Prime Based Loan in an equivalent amount.

Cash Management

The Bank may, and the Borrower hereby authorizes the Bank to, drawdown under the Operating Loan, Agriculture Operating Line or Farm Property Line of Credit to satisfy any obligations of the Borrower to the Bank in connection with any cash management service provided by the Bank to the Borrower.  The Bank may drawdown under the Operating Loan, Agriculture Operating Line or Farm Property Line of Credit even if the drawdown results in amounts outstanding in excess of the Credit Limit.

Notice

Prior to each drawdown under a Fixed Rate Term Loan, other than a Long Term Farm Loan, an Agriculture Term Loan, a Canadian Agricultural Loans Act Loan, a Dairy Term Loan or a Poultry Term Loan and at least 10 days prior to the maturity of each Rate Term, the Borrower will advise the Bank of its selection of drawdown options from those made available by the Bank.  The Bank will, after each drawdown, other than drawdowns by way of BA, CDOR, or LIBOR Loan or under the operating loan, send a Rate and Payment Terms Notice to the Borrower.

4. PREPAYMENT

Fixed Rate Term Loans

10% Prepayment Option Chosen.

(a)Once, each calendar year, ("Year"), the Borrower may, provided that an Event of Default has not occurred, prepay in one lump sum, an amount of principal outstanding under a Fixed Rate Term Loan not exceeding 10% of the original amount of the Fixed Rate Term Loan, upon payment of all interest accrued to the date of prepayment without paying any prepayment charge.  If the prepayment privilege is not used in one Year, it cannot be carried forward and used in a later Year.

(b)Provided that an Event of Default has not occurred, the Borrower may prepay more than 10% of the original amount of a Fixed Rate Term Loan in any Year, upon payment of all interest accrued to the date of prepayment and an amount equal to the greater of:

i)

three months' interest on the amount of the prepayment (the amount of prepayment is the amount of prepayment exceeding the 10% limit described in Section 4(a)) using the interest rate applicable to the Fixed Rate Term Loan being prepaid; and

ii)	the Yield Maintenance, being the difference between:

a.	the current outstanding principal balance of the Fixed Rate Term Loan; and
b.

the sum of the present values as of the date of the prepayment of the future payments to be made on the Fixed Rate Term Loan until the last day of the Rate Term, plus the present value of the principal amount of the Fixed Rate Term Loan that would have been due on the maturity of the Rate Term, when discounted at the Government of Canada bond yield rate with a term which has the closest maturity to the unexpired term of the Fixed Rate Term Loan.

10% Prepayment Option Not Chosen.

(c)The Borrower may, provided that an Event of Default has not occurred, prepay all or any part of the principal then outstanding under a Fixed Rate Term Loan upon payment of all interest accrued to the date of prepayment and an amount equal to the greater of:

i)	three months' interest on the amount of the prepayment using the interest rate applicable to the Fixed Rate Term Loan being prepaid; and

ii)	the Yield Maintenance, being the difference between:

a.	the current outstanding principal balance of the Fixed Rate Term Loan; and
b.

the sum of the present values as of the date of the prepayment of the future payments to be made on the Fixed Rate Term Loan until the last day of the Rate Term, plus the present value of the principal amount of the Fixed Rate Term Loan that would have been due on the maturity of the Rate Term, when discounted at the Government of Canada bond yield rate with a term which has the closest maturity to the unexpired term of the Fixed Rate Term Loan.

Floating Rate Term Loans

The Borrower may prepay the whole or any part of the principal outstanding under a Floating Rate Term Loan, at any time without the payment of prepayment charges.

5. STANDARD DISBURSEMENT CONDITIONS

The obligation of the Bank to permit any drawdowns hereunder at any time is subject to the following conditions precedent:

a)The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank:

i)A copy of a duly executed resolution of the Board of Directors of the Borrower empowering the Borrower to enter into this Agreement;

ii)A copy of any necessary government approvals authorizing the Borrower to enter into this Agreement;

iii)All of the Bank Security and supporting resolutions and solicitors' letter of opinion required hereunder;

iv)The Borrower's compliance certificate certifying compliance with all terms and conditions hereunder;

v)All operation of account documentation; and

vi)For drawdowns under the Facility by way of L/C or L/G, the Bank’s standard form Letter of Credit Indemnity Agreement

b)The representations and warranties contained in this Agreement are correct.

c)No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapse or both.

d)The Bank has received the arrangement fee payable hereunder (if any) and the Borrower has paid all legal and other expenses incurred by the Bank in connection with the Agreement or the Bank Security.

6.  STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, that:

a)The Borrower is a duly incorporated corporation, a limited partnership, partnership, or sole proprietorship, duly organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefore, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.

b)There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.

c)No Event of Default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.

d)There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits, or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.

e)All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

f)The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with US GAAP, the International Financial Reporting Standards or GAAP for Private Enterprises.

g)All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears.  Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and workers' compensation dues are currently paid and up to date.

h)If the Bank Security includes a charge on real property, the Borrower or Guarantor, as applicable, is the legal and beneficial owner of the real property with good and marketable title in fee simple thereto, free from all easements, rights-of-way, agreements, restrictions, mortgages, liens, executions and other encumbrances, save and except for those approved by the Bank in writing.

i)All information that the Borrower has provided to the Bank is accurate and complete respecting, where applicable:

i)the names of the Borrower’s directors and the names and addresses of the Borrower’s beneficial owners;

ii)the names and addresses of the Borrower’s trustees, known beneficiaries and/or settlors;

and

iii)the Borrower’s ownership, control and structure.

7. STANDARD POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors will:

a)Pay all amounts of principal, interest and fees on the dates, times and place specified herein, under the Rate and Payment Terms Notice, and under any other agreement between the Bank and the Borrower.

b)Advise the Bank of any change in the amount and the terms of any credit arrangement made with other lenders or any action taken by another lender to recover amounts outstanding with such other lender.

c)Advise promptly after the happening of any event which will result in a material adverse change in the financial condition, business, operations, or prospects of the Borrower or the occurrence of any Event of Default or default under this Agreement or under any other agreement for borrowed money.

d)Do all things necessary to maintain in good standing its corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect.

e)Take all necessary actions to ensure that the Bank Security and its obligations hereunder will rank ahead of all other indebtedness of and all other security granted by the Borrower.

f)Pay all taxes, assessments and government charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund.

g)Provide the Bank with information and financial data as it may request from time to time, including, without limitation, such updated information and/or additional supporting information as the Bank may require with respect to any or all the matters in the Borrower’s representation and warranty in Section 6(i).

h)Maintain property, plant and equipment in good repair and working condition.

i)Inform the Bank of any actual or probable litigation and furnish the Bank with copies of details of any litigation or other proceedings, which might affect the financial condition, business, operations, or prospects of the Borrower

j)Provide such additional security and documentation as may be required from time to time by the Bank or its solicitors.

k)Continue to carry on the business currently being carried on by the Borrower its subsidiaries and each of the Guarantors at the date hereof.

l)Maintain adequate insurance on all of its assets, undertakings, and business risks.

m)Permit the Bank or its authorized representatives full and reasonable access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

n)Comply with all applicable laws.

8. STANDARD NEGATIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

a)Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its assets or undertakings, now owned or hereafter acquired, except for those Permitted Liens, if any, set out in the Letter.

b)Create, incur, assume or suffer to exist any other indebtedness for borrowed money in excess of USD$2,500,000 in the aggregate, or guarantee or act as surety or agree to indemnify the debts of any other Person in excess of USD$2,500,000 in the aggregate, or make any loans or advances to any other Person.  For clarity, indebtedness will not include trade credit in the ordinary course of business.

c)Merge, amalgamate or consolidate with any other Person, or acquire any other entity, or acquire or form any subsidiary in whole or in part, or acquire all or substantially all of the shares, assets or business of any other Person except as defined in Permitted Change in Control.

d)Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for inventory disposed of in the ordinary course of business.

e)Terminate or enter into a surrender of any lease of any property mortgaged under the Bank Security.

f)Cease to carry on the business currently being carried on by each of the Borrower, its subsidiaries, and the Guarantors at the date hereof.

g)Permit any change of ownership or change in the capital structure of the Renin Group without the Bank’s prior written consent, other than a Permitted Change in Control.

9. ENVIRONMENTAL

The Borrower represents and warrants (which representation and warranty shall continue throughout the term of this Agreement) that the business of the Borrower, its subsidiaries and each of the Guarantors is being operated in compliance with applicable laws and regulations respecting the discharge, omission, spill or disposal of any hazardous materials and that any and all enforcement actions in respect thereto have been clearly conveyed to the Bank.

The Borrower shall, at the request of the Bank from time to time, and at the Borrower's expense, obtain and provide to the Bank an environmental audit or inspection report of the property from auditors or inspectors acceptable to the Bank.

The Borrower hereby indemnifies the Bank, its officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from all loss, claims, damages and expenses (including legal and audit expenses) which may be suffered or incurred in connection with the indebtedness under this Agreement or in connection with the Bank Security.

10. STANDARD EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the following Events of Default:

a)Non-payment of principal outstanding under this Agreement when due or non-payment of interest or fees outstanding under this Agreement within 3 Business Days of when due.

b)If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement or the Bank Security is false or misleading at any time.

c)If any representation or warranty made or information provided by the Guarantor to the Bank from time to time, including without limitation, under or in connection with the Personal Financial Statement and Privacy Agreement provided by the Guarantor, is false or misleading at any time.

d)If there is a breach or non-performance or non-observance of any term or condition of this Agreement or the Bank Security and, if such default is capable to being remedied, the default continues unremedied for 7 Business Days after the occurrence.

e)If the Borrower, any one of its subsidiaries, or, if any of the Guarantors makes a general assignment for the benefit of creditors, files or presents a petition, makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower, any of its subsidiaries, or any of the Guarantors or if the Borrower, any of its subsidiaries, or any of the Guarantors is insolvent or declared bankrupt.

f)If there exists a voluntary or involuntary suspension of business of the Borrower, any of its subsidiaries, or any of the Guarantors.

g)If action is taken by an encumbrancer against the Borrower, any of its subsidiaries, or any of the Guarantors to take possession of property or enforce proceedings against any assets.

h)If any final judgment for the payment of monies is made against the Borrower, any of its subsidiaries, or any of the Guarantors and it is not discharged within 30 days from the imposition of such judgment.

i)If there exists an event of default after all cure periods have expired under any other agreement for borrowed money in excess of USD$1,000,000 entered into by the Borrower, any of its subsidiaries, or any of the Guarantors.

j)If the Borrower, any one of its subsidiaries, or any of the Guarantors default under any other present or future agreement with the Bank or any of the Bank’s subsidiaries, including without limitation, any other loan agreement, forward foreign exchange transactions, interest rate and currency and/or commodity swaps.

k)If the Bank Security is not enforceable or if any party to the Bank Security shall dispute or deny any liability or any of its obligations under the Bank Security, or if any Guarantor terminates a guarantee in respect of future advances.

l)If, in the Bank's determination, a material adverse change occurs in the financial condition, business operations or prospects of the Borrower, any of the Borrower's subsidiaries, or any of the Guarantors.

m)If the Borrower or Guarantor is an individual, the Borrower or such Guarantor dies or is found by a court to be incapable of managing his or her affairs.

11. ACCELERATION

If the Bank accelerates the payment of principal and interest hereunder, the Borrower shall immediately pay to the Bank all amounts outstanding hereunder, including without limitation, the amount of unmatured B/As, CDOR and LIBOR Loans and the amount of all drawn and undrawn  L/Gs and  L/Cs.  All cost to the Bank of unwinding CDOR and LIBOR Loans and all loss suffered by the Bank in re-employing amounts repaid will be paid by the Borrower.

12. INDEMNITY

The Borrower agrees to indemnify the Bank from and against any and all claims, losses and liabilities arising or resulting from this Agreement. USD loans must be repaid with USD and CAD loans must be repaid with CAD and the Borrower shall indemnify the Bank for any loss suffered by the Bank if USD loans are repaid with CAD or vice versa, whether such payment is made pursuant to an order of a court or otherwise. In no event will the Bank be liable to the Borrower for any direct, indirect or consequential damages arising in connection with this Agreement.

13. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank's income taxes), withholdings or deductions of whatever nature.  If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

14. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the Facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

15. CHANGING THE AGREEMENT

a)The Bank may, from time to time, unilaterally change the provisions of this Agreement where (i) such change is for the benefit of the Borrower, or made at the Borrower’s request, including without limitation, decreases to fees or interest payable hereunder or (ii) where such change makes compliance with this Agreement less onerous to the Borrower, including without limitation, release of security.  These changes can be made by the Bank providing written notice to the Borrower of such changes in the form of a specific waiver or a document constituting an amending agreement.  The Borrower is not required to execute such waiver or amending agreement, unless the Bank requests the Borrower to sign such waiver or amending agreement.  A change in the Prime Rate and USBR is not an amendment to the terms of this Agreement that requires notification to be provided to the Borrower.

b)Changes to the Agreement, other than as described in a) above, including changes to covenants and fees payable by the Borrower, are required to be agreed to by the Bank and the Borrower in writing, by the Bank and the Borrower each signing an amending agreement.

c)The Bank is not required to notify a Guarantor of any change in the Agreement, including any increase in the Credit Limit.

16. ADDED COST

If the introduction of or any change in any present or future law, regulation, treaty, official or unofficial directive, or regulatory requirement, (whether or not having the force of law) or in the interpretation or application thereof, relates to:

i)the imposition or exemption of taxation of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any Facility or loan made available hereunder; or,

ii)any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or,

iii)the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder;

and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received or receivable by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will compensate it for such additional cost or reduction in income and the Bank's estimate shall be conclusive, absent manifest error.

17. EXPENSES

The Borrower shall pay, within 5 Business Days following notification, all fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank's rights and remedies under this Agreement and the Bank Security whether or not any amounts are advanced under the Agreement. These  fees and expenses shall include, but not be limited, to all outside counsel fees and expenses and all in-house legal fees and expenses, if in-house counsel are used, and all outside professional advisory fees and expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the All-In Rate plus 2% per annum.

Without limiting the generality of Section 25, the Bank or the Bank’s agent, is authorized to debit any of the Borrower’s accounts with the amount of the fees and expenses owed by the Borrower hereunder, including the registration fee in connection with the Bank Security, even if that debiting creates an overdraft in any such account. If there are insufficient funds in the Borrower’s accounts to reimburse the Bank or it’s agent for payment of the fees and expenses owed by the Borrower hereunder, the amount debited to the Borrower’s accounts shall be deemed to be a Prime Based Loan under the Operating Loan, the Agriculture Operating Line or Farm Property Line of Credit.

The Borrower will, if requested by the Bank, sign a Pre-Authorized Payment Authorization in a format acceptable to the Bank to permit the Bank’s agent to debit the Borrower’s accounts as contemplated in this Section.

18. NON WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank's right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank's rights thereunder.

19. EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all loans made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement.  The Bank's records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

The Borrower will sign the Bank’s standard form Letter of Credit Indemnity Agreement for all L/Cs and  L/Gs issued by the Bank.

With respect to chattel mortgages taken as Bank Security, this Agreement is the Promissory Note referred to in same chattel mortgage, and the indebtedness incurred hereunder is the true indebtedness secured by the chattel mortgage.

20. ENTIRE AGREEMENTS

This Agreement replaces any previous letter agreements dealing specifically with terms and conditions of the credit facilities described in the Letter. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities.  This Agreement, and if applicable, the Letter of Credit Indemnity Agreement, are the entire agreements relating to the Facilities described in this Agreement.

21. NON-MERGER

Notwithstanding the execution, delivery or registration of the Bank Security and notwithstanding any advances made pursuant thereto, this Agreement shall continue to be valid, binding and enforceable and shall not merge as a result thereof. Any default under this Agreement shall constitute concurrent default under the Bank Security. Any default under the Bank Security not cured with the applicable cure period thereunder shall constitute concurrent default under this Agreement. In the event of an inconsistency between the terms of this Agreement and the terms of the Bank Security, the terms of this Agreement shall prevail and the inclusion of any term in the Bank Security that is not dealt with in this Agreement shall not be an inconsistency.

22. ASSIGNMENT

The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower's consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

23. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs the Borrower's accountant, (the "Accountant") to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the Accountant may communicate directly with each other.

24.  FX CLOSE OUT

The Borrower hereby acknowledges and agrees that in the event any of the following occur: (i) Default not cured within the applicable cure period, if any, by the Borrower under any forward foreign exchange contract ("FX Contract"); (ii) Default not cured within the applicable cure period, if any, by the Borrower in payment of monies owing by it to anyone, including the Bank; (iii) Default not cured within the applicable cure period, if any,  in the performance of any other obligation of the Borrower under any agreement to which it is subject; or (iv) the Borrower is adjudged to be or voluntarily becomes bankrupt or insolvent or admits in writing to its inability to pay its debts as they come due or has a receiver appointed over its assets, the Bank shall be entitled without advance notice to the Borrower to close out and terminate all of the outstanding FX Contracts entered into hereunder, using normal commercial practices employed by the Bank, to determine the gain or loss for each terminated FX contract.  The Bank shall then be entitled to calculate a net termination value for all of the terminated FX Contracts which shall be the net sum of all the losses and gains arising from the termination of the FX Contracts which net sum shall be the "Close Out Value" of the terminated FX Contracts.  The Borrower acknowledges that it shall be required to forthwith pay any positive Close Out Value owing to the Bank and the Bank shall be required to pay any negative Close Out Value owing to the Borrower, subject to any rights of set-off to which the Bank is entitled or subject.

25. SET-OFF

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness or amount payable by the Bank (irrespective of the place of payment or booking office of the obligation), to or for the credit of or for the Borrower's account, including without limitation, any amount owed by the Bank to the Borrower under any FX Contract or other treasury or derivative product, against and on account of the indebtedness and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit or other obligation in a different currency than the indebtedness and liability under this Agreement to the indebtedness and liability under this Agreement, the Bank will convert the deposit or other obligation to the currency of the indebtedness and liability under this Agreement using the exchange rate determined by the Bank at the time of the conversion.

26. SEVERABILITY

In the event any one or more of the provisions of this Agreement shall for any reason, including under any applicable statute or rule of law, be held to be invalid, illegal or unenforceable, that part will be severed from this Agreement and will not affect the enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect.

27. MISCELLANEOUS

i)The Borrower has received a signed copy of this Agreement;

ii)If more than one Person, firm or corporation signs this Agreement as the Borrower, each party is jointly and severally liable hereunder, and the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them;

iii)Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Financial Accounting Standards Board (FASB) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;

iv)This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located;

v)Unless stated otherwise, all amounts referred to herein are in United States dollars.

28. DEFINITIONS

Capitalized Terms used in this Agreement shall have the following meanings:

"All-In Rate" means the greater of the interest rate that the Borrower pays for Floating Rate Loans or the highest fixed rate paid for Fixed Rate Term Loans.

"Agreement" means the agreement between the Bank and the Borrower set out in the Letter and this Schedule "A" - Standard Terms and Conditions.

"Business Day" means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.

"Branch/Centre" means The Toronto-Dominion Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

"Contractual Term Maturity Date" means the last day of the Contractual Term period. If the Letter does not set out a specific Contractual Term period but rather refers to a period of time up to which the Contractual Term Maturity Date can occur, the Bank and the Borrower must agree on a Contractual Term Maturity Date before first drawdown, which Contractual Term Maturity Date will be set out in the Rate and Payments Terms Notice.

“Cross Default Threshold” means the cross default threshold set out in the Letter. If no such cross default threshold is set out in the Letter it will be deemed to be zero.

"Face Amount" means, in respect of:

(i)a B/A, the amount payable to the holder thereof on its maturity;

(ii)A L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made pursuant to such L/C or L/G.

"Fixed Rate Term Loan" means any drawdown under a Facility at an interest rate which is fixed for a Rate Term at such rate as is determined by the Bank at its sole discretion.

"Floating Rate Loan" means any loan drawn down, converted or extended under a Facility at an interest rate which is referenced to a variable rate of interest, such as the Prime Rate.

"Inventory Value" means, at any time of determination, the total value (based on the lower of cost or market) of the Borrower's inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

"Letter" means the letter from the Bank to the Borrower to which this Schedule "A" -  Standard Terms and Conditions is attached.

"Letter of Credit" or "L/C" means a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.

"Letter of Guarantee" or "L/G" means a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.

"Maturity Date" for a Facility, means the date on which all amounts outstanding under such Facility are due and payable to the Bank.

"Person" includes any individual, sole proprietorship, corporation, partnership, joint venture, trust, unincorporated association, association, institution, entity, party, or government (whether national, federal, provincial, state, municipal, city, county, or otherwise and including any instrumentality, division, agency, body, or department thereof).

"Purchase Money Security Interest" means a security interest on an asset which is granted to a lender or to the seller of such asset in order to secure the purchase price of such asset or a loan incurred to acquire such asset, provided that the amount secured by the security interest does not exceed the cost of the asset and provided that the Borrower provides written notice to the Bank prior to the creation of the security interest, and the creditor under the security interest has, if requested by the Bank, entered into an inter-creditor agreement with the Bank, in a format acceptable to the Bank.

"Rate Term" means that period of time as selected by the Borrower from the options offered to it by the Bank, during which a Fixed Rate Term Loan will bear a particular interest rate.  If no Rate Term is selected, the Borrower will be deemed to have selected a Rate Term of 1 year.

"Rate and Payment Terms Notice" means the written notice sent by the Bank to the Borrower setting out the interest rate and payment terms for a particular drawdown.

"Receivable Value" means, at any time of determination, the total value of those of the Borrower's trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by Persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the total amount of all claims, liens, or encumbrances on those receivables having or purporting to have priority over the Bank.

"Receivables/Inventory Summary" means a summary of the Borrower's trade account receivables and inventories, in form as the Bank may require and certified by a senior officer/representative of the Borrower.

"US$" or "USD Equivalent" means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of  Canadian Dollars to United States Dollars at the exchange rate determined by the Bank at the time of the conversion.

SCHEDULE B

CORPORATE ORGANIZATION CHART

See Attached.